Exhibit 99.1

RiceBran Technologies Reports 3Q 2020 Financial Results and Provides Business Updates

THE WOODLANDS, Texas, November 5, 2020 /PRNewswire/ — RiceBran Technologies (RIBT), a global leader in the production and marketing of value-added products derived from rice bran and a processor of rice, barley and oat products and co-products from these grains, announced financial results today for the quarter ended September 30, 2020.

“We have taken the important first steps to increase shareholder value by reinvigorating our core RiceBran business and driving strong growth at MGI, while reducing losses at Golden Ridge and further streamlining corporate overhead,” said RiceBran’s Executive Chairman Mr. Peter Bradley. “We remain in the process of a strategic review which is pointing to multiple options for further accelerating the growth of shareholder value, and in the coming quarters, we will implement initiatives to capitalize on the company’s strong core capabilities and unrecognized asset base.”

Third Quarter 2020 Operational Highlights

•
Golden Ridge ramping up production after challenging period: Golden Ridge ran well below capacity for most of the third quarter as we were unable to acquire grain economically. We have balanced our commodity exposure, installed new leadership, and are reinvigorating operations. Losses mitigated toward the end of the quarter and operations continued to improve in October.

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Core SRB business returns to growth and margin expansion: Quarterly SRB revenue grew year-over-year and was up double-digits from levels in the second quarter of 2020, driven by demand for higher-ASP and higher-margin SRB derivatives. We are getting a double-digit price increase from our largest SRB customer which will be fully implemented by the beginning of the first quarter of 2021, and we are focused on accelerating growth through potential product expansion.

•
MGI revenues scaling on the back of capacity expansion: Revenue from MGI was up 45% in the quarter compared to a year ago driven by customer growth as we leveraged prior investments in capacity expansion. Notably, incremental capacity was taken up by a customer who is now purchasing products from all three of our companies, highlighting the business’ fit with our overall strategy.

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Adjusted EBITDA losses narrow to lowest levels in two years: Despite lower than expected revenue, net losses narrowed to $2.8 million in the third quarter from $3.3 million a year ago, due to a 50% reduction in SG&A. As a result, adjusted EBITDA (Non-GAAP) losses of $1.8 million in the third quarter declined $1.1 million from $2.9 million in the second quarter. With our SG&A run -rate now under $2 million per quarter, and results for Golden Ridge expected to improve, adjusted EBITDA losses should narrow further in the fourth quarter.

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Company is focused on maintaining a strong balance sheet: Capital resources and operating liquidity remain solid with $3.9 million in cash on hand and an incremental $1.0 million in available borrowing capacity at the end of the third quarter. A reacceleration in commercial activity at Golden Ridge should have a positive impact on working capital and overall liquidity.

“In the third quarter of 2020, we saw positive revenue and margin trends from our core RiceBran business, and strong year-over-year growth for MGI,” said RiceBran CFO Todd Mitchell. “We also took steps to turnaround results at Golden Ridge by balancing our commodity exposure and installing new management. As a result, with further cuts in corporate overhead, adjusted EBITDA losses were reduced by over $1 million from the prior quarter’s levels. We expect adjusted EBITDA losses to narrow further in the fourth quarter and are in the midst of a 2021 budgeting process with the goal of driving the company to strong growth and overall positive adjusted EBITDA in 2021.”

Third Quarter 2020 Financial Highlights

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Revenue: Revenues of $5.2 million decreased 3% from $5.3 million in the third quarter of 2019. The year-over-year decrease in revenue included a 50% decline in revenues from Golden Ridge, which was only partially offset by mid-single-digit growth in core RiceBran revenue, and mid-double-digit growth at MGI. Golden Ridge’s decline was due to high levels of downtime as we could not acquire grain economically for much of the quarter. Core RiceBran growth was driven by strong demand for SRB derivatives, while MGI’s growth reflects our successful sales efforts to utilize increased capacity. Year-to-date revenues grew 8% to $19.4 million from $17.9 million for the same period in 2019.

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Gross Losses: Gross losses were $0.8 million in the third quarter of 2020 compared to gross losses of $0.4 million in the third quarter of 2019. The increase in gross loss was primarily attributable to Golden Ridge due to higher input commodity prices, $0.5 million in expenses related to the resolution of contract disputes, and the impact of higher downtime during the quarter compared to the same period a year ago. Year-to-date gross losses were $2.4 million up from $0.3 million for the same period in 2019. Over 100% of gross losses year-to-date is attributable to Golden Ridge.

•
SG&A: SG&A expenses decreased to $1.9 million from $3.8 million in the third quarter of 2019, a decrease of $1.9 million. There were about $0.3 million in non-recurring expenses in the third quarter of 2019, and $0.1 million in losses in the third quarter of 2020 due to hurricane damage to our Lake Charles facility. The rest of this decline reflects cost-cutting initiatives that began in the first quarter of 2020 as well as actions in the third quarter to achieve another $2 million in annualized savings. Year-to-date SG&A dropped 34% to $7.0 million from $10.6 million for the same period in 2019.

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Net Loss and Adj. EBITDA: Net loss for the third quarter of 2020 was $2.8 million, compared to a net loss of $3.3 million in the third quarter of 2019. Adjusted EBITDA (Non-GAAP) losses were $1.8 million in the third quarter of 2020, compared to adjusted EBITDA losses of $3.4 million in the third quarter of 2019. Adjusted EBITDA losses also declined $1.0 million from $2.9 million in the second quarter of 2020. Year-to-date net losses were $9.8 million compared to $10.2 million in the comparable period, and adjusted EBITDA losses were $6.7 million compared to $8.1 million.

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Liquidity: Capital resources and operating liquidity remain adequate with $3.9 million in cash and an incremental $1.0 million in available borrowing capacity at the end of the third quarter of 2020. Management drew down $1.0 million in term loan funding and raised $0.7 million, net of issuance costs, through the sales of common shares in the third quarter of 2020. Management remains focused on maintaining adequate liquidity and expects to fund operations through a combination of activities including the utilization of our term loan and ATM equity facilities when necessary.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, November 5, at 4:30 p.m. Eastern Time to discuss these results. The conference call information is as follows:

•	Direct Dial-in number for US/Canada: (212) 271-4615

•	Toll Free Dial-in number for US/Canada: (800) 908-8375

•	Dial-In number for international callers: (212) 271-4615

•	Participants will ask for the RiceBran Technologies Q3 2020 Financial Results Call

This call is being webcast by ViaVid and can be accessed at http://public.viavid.com/index.php?id=142229.

•	The call will also be available for replay by accessing http://public.viavid.com/index.php?id=142229.

About RiceBran Technologies

RiceBran Technologies is a global leader in the production and marketing of value-added products derived from rice bran as well as a producer of rice, rice co-product, and barley and oat products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers. Our highly nutritious and clean label ingredient products derived from rice bran, one of the world’s most underutilized food sources, are produced utilizing our proprietary stabilization technology. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies’ expectations regarding its future financial results, sales growth, EBITDA improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that RBT operations are disrupted by the COVID-19 pandemic. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA).

The table below contains a reconciliation of net loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three and nine months ended September 30, 2020.  We do not provide a reconciliation of forward-looking net loss (GAAP) to Adjusted EBITDA (Non-GAAP).  Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.  Any forward-looking Adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net loss that are excluded from actual net loss in the table below.

Investor Contact

Richard Galterio, Ascendant Partners, LLC, (732) 410-9810, rich@ascendantpartnersllc.com

RiceBran Technologies
Consolidated Income Statement (Unaudited) (GAAP).
(in $000, except per share amounts)

	3 Months Ended			9 Months Ended
	9/30/20	9/30/19	% Chg.	9/30/20	9/30/19	% Chg.

Revenue	$5,160	$5,300	(3%)	$19,393	$17,883	8%
Cost of Goods Sold	(5,955)	(5,659)	5%	(21,817)	(18,143)	20%
Gross (Loss) Profit	(795)	(359)	121%	(2,424)	(260)	832%
Gross Margin	(15%)	(7%)		(12%)	(1%)

Selling, General & Admin.	(1,875)	(3,835)	(51%)	(7,040)	(10,598)	(34%)
Operating (Loss)	(2,670)	(4,194)	(36%)	(9,464)	(10,858)	(13%)

Interest Income (Expense)	(70)	10	(800%)	(176)	2	(8900%)
Other Income (Expense)	(26)	858	(103%)	(108)	860	(113%)
Loss Before Income Taxes	(2,766)	(3,326)	(17%)	(9,748)	(9,996)	(2%)

Taxes	(8)	-	-	(8)	-	-
Net Loss - Cont. Ops.	(2,774)	(3,326)	(17%)	(9,756)	(9,996)	(2%)

Disc. Ops.	-	-	-	-	(216)	(100%)
Net Loss	$(2,774)	$(3,326)	(17%)	$(9,756)	$(10,212)	(4%)

Basic & Diluted Loss per Share:
Cont. Ops.	(0.07)	(0.10)	(0.30)	(0.24)	(0.31)	(23%)
Disc. Ops.	-	-	-	-	(0.01)	(100%)

Weighted Average Shares Outstanding (Basic & Diluted)	40,824,281	33,057,010	23%	40,279,866	31,947,087	26%

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (Non-GAAP)
(in $000)

	3 Months Ended			9 Months Ended
	9/30/20	9/30/19	% Chg.	9/30/20	9/30/19	% Chg.

Net Loss	$(2,774)	$(3,326)	(17%)	$(9,756)	$(9,996)	(2%)
Interest Expense (income)	70	(10)	(800%)	176	(2)	(8900%)
Depreciation and Amortization	703	498	41%	1,977	1,371	44%
EBITDA	(2,001)	(2,838)	(29%)	(7,603)	(8,627)	(12%)

Other Income (Expense)	26	(858)	(103%)	108	(860)	(113%)
Share Based Comp	153	282	(46%)	817	925	(12%)
Acquisition Related	-	27	(100%)	-	508	(100%)
Adjusted EBITDA	$(1,822)	$(3,387)	(46%)	$(6,678)	$(8,054)	(17%)

RiceBran Technologies
Consolidated Statement of Cash Flows (Unaudited)
(in $000)

	3 Months Ended		9 Months Ended
	9/30/20	9/30/19	9/30/20	9/30/19
Cash Flow from Operations
Net Loss - Cont. Ops.	$(2,774)	$(3,326)	$(9,756)	$(9,996)
Adjustments to reconcile net losses to net cash used in operating activities:
Depreciation	647	479	1,804	1,332
Amortization	56	19	173	39
Share Based Comp	153	282	817	925
Loss on disposition of property and equipment	305	-	305	-
Loss on involuntary conversion of assets	(208)	-	100	-
Settlement with sellers of Golden Ridge	-	(849)	-	(849)
Other	89	168	(18)	166
Changes in operating assets and liabilities (net of acquisitions)
Accounts Receivable	270	559	1,360	(215)
Inventories	344	393	(767)	388
Accounts Payable	(450)	77	(651)	(271)
Commodities Payable	356	(1,128)	(275)	(1,896)
Other	355	90	(320)	(308)
Net Cash Flow from Operations	$(857)	$(3,236)	$(7,228)	$(10,685)

Cash Flow from Investing
Plant, Property & Equipment purchases	(217)	(1,194)	(1,060)	(3,513)
Proceeds from Insurance	250	-	250	-
Proceeds from sale of property	15	-	15	-
Acquisition of MGI	-	28	-	(3,767)
Net Cash Flow from Investing - Cont. Ops.	48	(1,166)	(795)	(7,280)
Net Cash Flow from Investing - Disc. Ops.	-	(475)	-	(475)

Cash Flow from Financing
Proceeds from Stock Issuance, net	657	-	657	11,593
Proceeds from Warrants Exercised	-	-	12	1,990
Proceeds from Options Exercised	-	9	-	156
Net Change in Debt	695	1,144	2,800	1,122
Net Cash Flow from Financing	1,352	1,153	3,469	14,861

Net Change in Cash	543	(3,724)	(4,554)	(3,579)

BOP Cash Balance	3,347	7,414	8,444	7,269
Net Change in Cash	543	(3,724)	(4,554)	(3,579)
EOP Cash Balance	$3,890	$3,690	$3,890	$3,690

RiceBran Technologies
Consolidated Balance Sheets (Unaudited)
(in $000)

	Period Ended
	9/30/20	12/31/19
Assets

Cash and Cash Equivalents	$3,890	$8,444
Accounts Receivable, net	2,446	3,738
Inventory	1,665	898
Other Current Assets	1,619	691
Total Current Assets	9,620	13,771

PP&E, Net	17,289	19,077
Operating Lease right-of-use assets	2,527	2,752
Goodwill & Intangibles	4,692	4,865
Other Long-term Assets	-	27
Total Assets	$34,128	$40,492

Liabilities and Shareholders' Equity

Accounts Payable	$845	$833
Commodities Payable	554	829
Accruals & Prepayments	1,318	1,773
Leases, Current	423	410
Debt, Current	2,716	1,967
Total Current Liabilities	5,856	5,812

Leases, Not Current	2,535	2,864
Debt, Not Current	2,264	73
Total Liabilities	10,655	8,749

Preferred Stock	112	112
Common Stock	320,297	318,811
Accumulated Deficit	(296,936)	(287,180)
Total Shareholders’ Equity	23,473	31,743

Total Liabilities and Shareholders’ Equity	$34,128	$40,492